CONCENTRA MANAGED CARE, INC.
                           OFFER TO PURCHASE FOR CASH

        ALL OF ITS OUTSTANDING 6% CONVERTIBLE SUBORDINATED NOTES DUE 2001
                              CUSIP #: 20589T-AA-1
                                       674623-AA-1 (FORMERLY OCCUSYSTEMS, INC.)
                                       AND
       ALL OF ITS OUTSTANDING 4.5% CONVERTIBLE SUBORDINATED NOTES DUE 2003
                              CUSIP #: 20589T-AB-9

EACH OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, AUGUST 17, 1999 UNLESS EXTENDED OR TERMINATED (SUCH TIME AND DATE OR THE LATEST TIME AND DATE TO WHICH THE RELEVANT OFFER MAY BE EXTENDED OR TERMINATED WITH RESPECT TO EACH OF THE OFFERS, BEING REFERRED TO HEREIN AS THE "EXPIRATION TIME"). HOLDERS OF NOTES (AS DEFINED BELOW) MUST TENDER THEIR NOTES PRIOR TO THE APPLICABLE EXPIRATION TIME TO RECEIVE THE APPLICABLE PURCHASE PRICE (AS DEFINED BELOW). TENDERS OF NOTES MAY BE VALIDLY WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME AND, UNLESS THERETOFORE ACCEPTED FOR PAYMENT BY THE COMPANY PURSUANT TO THE RELEVANT OFFER, MAY ALSO BE VALIDLY WITHDRAWN AT ANY TIME AFTER TUESDAY, SEPTEMBER 14, 1999.


                                                           July 20, 1999
TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES:

         We are enclosing herewith the materials listed below relating to the offer by Concentra Managed Care, Inc. (the "Company") to purchase (i) all of its outstanding 6% Convertible Subordinated Notes due 2001 (the "6% Notes") for a cash purchase price of $1,002.50 per $1000 principal amount of 6% Notes, plus accrued and unpaid interest up to, but not including, the date of payment (the "6% Notes Purchase Price") and (ii) all of its outstanding 4.5% Notes due 2003 (the "4.5% Notes" and, together with the 6% Notes, the "Notes") for a cash purchase price of $1,001.25 per $1000 principal amount of 4.5% Notes, plus accrued and unpaid interest up to, but not including, the date of payment (the "4.5% Notes Purchase Price" and, together with the 6% Notes Purchase Price, the "Purchase Prices"). The offer to purchase each issue of Notes on the terms and subject to the conditions set forth in the Offer to Purchase, dated July 20, 1999 (as the same may be amended or supplemented from time to time, the "Offer to Purchase") and in the Letter of Transmittal (the "Letter of Transmittal") is referred to individually as an "Offer," and such offers with respect to both issues of Notes are collectively referred to as the "Offers." Consummation of the Offers is subject to, among other things, satisfaction of the conditions set forth in the Offer to Purchase under the heading "Conditions of the Offers."

         We are asking you to contact your clients for whom you hold Notes registered in your name or in the name of your nominee. In addition, we are asking you to contact your clients who, to your knowledge, hold Notes registered in their own name.

         Enclosed for your information and use are copies of the following documents:

                    1.      The Offer to Purchase dated July 20, 1999;

                    2. A Letter of Transmittal for the Notes for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to U.S. federal income tax backup withholding;

                    3. A form of letter that may be sent to your clients for whose accounts you hold Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Offers;

                    4.      A Notice of Guaranteed Delivery for the Notes; and

                    5. The Proxy Statement of the Company dated July 16, 1999.

         FOR YOUR CLIENTS WHO WISH TO TENDER NOTES OF MORE THAN ONE SERIES, A SEPARATE LETTER OF TRANSMITTAL AND/OR NOTICE OF GUARANTEED DELIVERY IS REQUIRED FOR EACH SERIES OF NOTES TENDERED.

         WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT EACH OF THE OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, AUGUST 17, 1999 UNLESS EXTENDED OR TERMINATED. HOLDERS OF NOTES MUST TENDER THEIR NOTES PRIOR TO THE APPLICABLE EXPIRATION TIME TO RECEIVE THE APPLICABLE PURCHASE PRICE.

         In all cases, the applicable Purchase Price will be paid for Notes accepted for purchase pursuant to the Offers only after timely receipt by United States Trust Company of New York (the "Depositary") of such Notes (or confirmation of book-entry transfer of such Notes into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile), properly completed and validly executed, or, if applicable, an Agent's Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal and any other required documents.

         If holders of Notes wish to tender, but it is impracticable for them to forward their Notes or other required documents prior to the applicable Expiration Time, a tender may be effected by following the guaranteed delivery procedures described in the Offer to Purchase under the heading "Procedures for Tendering Notes--Guaranteed Delivery."

         WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

         The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent, and the Depositary) in connection with the Offers. However, the Company will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes payable with respect to the transfer of Notes to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         Any inquiries you may have with respect to the Offers should be addressed to MacKenzie Partners, Inc., the Information Agent, or Donaldson, Lufkin & Jenrette Securities Corporation, the Dealer Manager, at their addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                                        Very truly yours,


                                                  Donaldson, Lufkin & Jenrette
                                                      Securities Corporation


         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFERS OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.